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                                                                      EXHIBIT 11

                             EQUISTAR CHEMICALS, LP
               STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                 RATIO OF EARNINGS TO FIXED CHARGES - UNAUDITED
                             (Millions of Dollars)


                                        One Month        Year          Year
                                          Ended          Ended        Ended
                                      December 31,   December 31,  December 31,

                                          1997           1998          1998

                                      (historical)   (historical)   (pro forma)
                                      ____________   ____________   _________
Income from operations before income
 taxes                                        $ 7        $143           $154
Fixed charges:
   Interest expense, gross                    $10        $156           $186
   Portion of rentals repre-
       sentative of interest                  $ 4        $ 37           $ 38
                                      ___________    ___________    _________

Total fixed charges                           $14        $193           $224
                                      ___________    ___________    _________
Earnings                                      $21        $336           $378
Ratio of earnings to fixed charges            1.5         1.7            1.7

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                             EQUISTAR CHEMICALS, LP
               STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                 RATIO OF EARNINGS TO FIXED CHARGES - UNAUDITED
                         LYONDELL CONTRIBUTED BUSINESS
                             (Millions of Dollars)


                                           Eleven
                                        Months Ended        Year Ended
                                        November 30,       December 31,
                                        ___________    ____________________
                                            1997       1996    1995    1994
                                        ___________    ____    ____    ____
Historical Information
   Income from operations before
      income taxes                             $ 219   $ 102   $ 277   $ 137

   Fixed charges:
      Interest expense, gross                  $  50   $  65   $  76   $  73

      Portion of rentals repre-
           sentative of interest               $  14   $  15   $  13   $  10

Total fixed charges                            $  64   $  80   $  89   $  83

Earnings                                       $ 283   $ 182   $ 366   $ 220

Ratio of earnings to fixed charges               4.4     2.3     4.1     2.7

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                             EQUISTAR CHEMICALS, LP
               STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                 RATIO OF EARNINGS TO FIXED CHARGES - UNAUDITED
                        MILLENNIUM CONTRIBUTED BUSINESS
                             (Millions of Dollars)


                                           Eleven
                                        Months Ended        Year Ended
                                        November 30,       December 31,
                                        ___________    ____________________
                                            1997       1996    1995    1994
                                        ___________    ____    ____    ____
Historical Information
   Income from operations before
      income taxes                            $ 147   $  92   $ 243   $  68

   Fixed charges:
      Interest expense, gross                 $  66   $  80   $  80   $  80

      Portion of rentals repre-
           sentative of interest              $  13   $  15   $  14   $  13

Total fixed charges                           $  79   $  95   $  94   $  93

Earnings                                      $ 226   $ 187   $ 337   $ 161

Ratio of earnings to fixed charges              2.9     2.0     3.6     1.7